As filed with the Securities and Exchange Commission on May 20, 2015

Registration No. 333-159767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE TORO COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	41-0580470
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

(Address of Principal Executive Offices) (Zip Code)

The Toro Company 2000 Directors Stock Plan

(Full Title of the Plan)

Timothy P. Dordell

Vice President, Secretary and General Counsel

The Toro Company

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

(952) 888-8801

(Name and Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies requested to:

Amy E. Culbert, Esq.

Oppenheimer Wolff & Donnelly LLP

Campbell Mithun Tower, Suite 2000

222 South Ninth Street

Minneapolis, Minnesota 55402

(612) 607-7287

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The share numbers in the Explanatory Note below reflect adjustments for a two-for-one stock split effected on April 12, 2005 and a two-for-one stock split effected on June 29, 2012.

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-159767) (the “Registration Statement”) filed by The Toro Company, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on June 5, 2009, and the Registrant’s Registration Statement on Form S-8 (Registration No. 333-57198) filed by the Registrant with the Commission on March 19, 2001, as amended by Post-Effective Amendment No. 1 filed with the Commission on June 2, 2003, and as amended by Post-Effective Amendment No. 2 filed with the Commission on May 21, 2008. These prior Registration Statements registered an aggregate of 1,040,000 shares of common stock, par value $1.00 (“Common Stock”), of the Registrant to be issued pursuant to The Toro Company 2000 Directors Stock Plan (the “2000 Directors Stock Plan”).

The Registrant’s authority to grant new awards under the 2000 Directors Stock Plan terminated upon shareholder approval of The Toro Company 2010 Equity and Incentive Plan on March 16, 2010. On March 17, 2015, the Registrant’s shareholders approved The Toro Company Amended and Restated Equity and Incentive Plan (the “2010 Plan”), which, among other things, increased the number of shares of Common Stock authorized for issuance under the 2010 Plan by 300,000 shares (the “New Shares”). The maximum number of shares of Common Stock available for issuance under the 2010 Plan, subject to adjustment pursuant to the terms of the 2010 Plan, is now 5,800,000 shares plus the number of shares subject to awards outstanding under the 2000 Directors Stock Plan, The Toro Company Performance Share Plan and The Toro Company 2000 Stock Option Plan (collectively, the “Prior Plans”) as of March 16, 2010, the date of the initial adoption of the 2010 Plan, but only to the extent that such outstanding awards under the Prior Plans are forfeited, expire or otherwise terminate without the issuance of such shares (the “Carryover Shares”).

As of the date hereof, 2,518 Carryover Shares under the 2000 Directors Stock Plan have been carried over to the 2010 Plan. Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a new Registration Statement on Form S-8 to register the New Shares and the Carryover Shares available for offer or sale pursuant to the 2010 Plan. The Registrant is filing this Post-Effective Amendment in order to remove from registration the 2,518 Carryover Shares under the 2000 Directors Stock Plan that have been carried over to the 2010 Plan.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

24.1	Power of Attorney (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on May 20, 2015.

THE TORO COMPANY
(Registrant)

By:	/s/ Timothy P. Dordell
Timothy P. Dordell
Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Hoffman	Chairman of the Board, President and Chief Executive Officer and Director (principal executive officer)	May 20, 2015
Michael J. Hoffman

/s/ Renee J. Peterson	Vice President, Treasurer and Chief Financial Officer (principal financial officer)	May 20, 2015
Renee J. Peterson

/s/ Thomas J. Larson	Vice President, Corporate Controller (principal accounting officer)	May 20, 2015
Thomas J. Larson

/s/ Timothy P. Dordell	Directors	May 20, 2015

Timothy P. Dordell

As attorney in fact for Robert C.

Buhrmaster, Janet K. Cooper, Gary L.

Ellis, Jeffrey M. Ettinger, Katherine J.

Harless, James C. O’Rourke, Gregg W.

Steinhafel and Christopher A. Twomey

THE TORO COMPANY

POST-EFFECTIVE AMENDMENT NO. 1

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

24.1	Power of Attorney	Filed herewith

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